EXHIBIT 99.1

INTEGRITY BANCSHARES, INC. REPORTS 1st QUARTER 2004 EARNINGS

Alpharetta, GA — Integrity Bancshares, Inc. (OTCBB: ITYC) today announced earnings results for the quarter ended March 31, 2004.

Net income for the first quarter was $886,000, or $0.30 per diluted share. This is an increase of 33% over last year’s first quarter net income of $664,000. Total assets as of March 31, 2004 were $301,918,000, an increase of 58% over the same period last year of $190,706,000. Year-to-date return on average assets and average equity was 1.40% and 15.8%, respectively, compared to 1.39% and 17.4% for the same period last year.

The earnings growth is primarily due to the increase in assets, which generated additional net interest income of $1.3 million as compared to March 31, 2003. The company continues to maintain a well-capitalized position for regulatory purposes. The total risk-based capital ratio as of March 31, 2004 was 11.91%.

Integrity Bancshares, Inc. is the holding company for Integrity Bank, located in Alpharetta, Georgia. The bank began operations on November 1, 2000 in its Main Office located at 11140 State Bridge Road. A second branch was opened at 900 Woodstock Road in Roswell, Georgia in July, 2003. A third branch will open at 1650 Cumberland Parkway in Smyrna, Georgia in the summer of 2004.

Morgan Keegan & Company, Inc. serves as the principal market maker of the common stock of the Company. Mr. Leonard H. Seawell, Senior Vice President of Morgan Keegan, is the principal contact at Morgan Keegan (404-240-6751).